Exhibit (g)(iv)

JOINDER AND THIRD AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This JOINDER AND THIRD AMENDMENT (the “Amendment”) to the GLOBAL CUSTODY AGREEMENT, dated as of June 10, 2011 (the “Agreement”), as amended from time to time by and among JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) and FQF TRUST, solely on behalf of its various series listed on Appendix 1 thereto (each, a “Customer”), is entered into and shall be effective as of September 13, 2017 (the “Effective Date”), among each Customer, FQF TRUST, on behalf of AGF Global Equity Fund and AGF Global Sustainable Growth Equity Fund (each, a “New Customer”) and J.P. Morgan (referred herein individually as “Party” and collectively as “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into the Agreement pursuant to which the Bank was appointed to provide certain custody services to each Customer; and

WHEREAS, the Parties now wish to revise and update the Agreement as of the Effective Date to add each New Customer;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Agreement.

2.	Amendments. The Agreement shall be amended as follows:

a.	Section 1.2 of the Agreement shall be amended to add in alphabetical order:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to Bank, or to any Bank Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorist, insider or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any Bank policies and procedures reasonably designed to assure compliance with any such Applicable Law.

b.	Section 10.8 shall be supplemented to add the following additional provision:

The Customer hereby acknowledges that Bank is obliged to comply with AML/Sanctions Requirements and that Bank shall not be liable for any action it or any of its Affiliates reasonably takes to comply with any AML/Sanctions Requirement, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, Financial Assets, or other assets. The Customer shall cooperate with Bank’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below). In addition, the Customer agrees that (i) Bank may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) Customer’s utilization of Accounts as omnibus accounts to hold assets of Beneficial Owners is subject to Bank’s discretion. Furthermore, Bank shall not be obliged to hold any “penny stock” (or other Financial Asset raising special anti-money laundering concerns) in any Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other Financial Asset. For the purposes of this section, “Beneficial Owner” means any person, other than the Customer, who has a direct or indirect beneficial ownership interest in any assets held in any of the Accounts.

c.	Each New Customer shall be added as a Party to the Agreement, effective as of the Effective Date, and all references to “Customer” in the Agreement shall include references to each New Customer.

d.	The Parties, including each New Customer, hereby acknowledge and agree that each New Customer is subject to and bound by the terms and conditions of the Agreement as of the Effective Date.

e.	Schedules 2 and 3 of the Agreement will be removed and replaced in their entirety with Schedule 2 and 3 attached hereto

f.	Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by the Parties.

3.	Representations. Each Party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.	Integration/Effect of Amendment. This Amendment and any instrument and agreements delivered pursuant hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

5.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

6.	Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

FQF TRUST, solely on behalf of its various series listed on Appendix 1 hereto

By:	/s/ Kevin McCreadie
Name:	Kevin McCreadie
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ AnnaMaria Calla Minniti
Name:	AnnaMaria Calla Minniti
Title:	Vice President

 APPENDIX 1

CUSTOMER LIST

FUND NAME
QUANTSHARES U.S. MARKET NEUTRAL MOMENTUM FUND
QUANTSHARES U.S. MARKET NEUTRAL VALUE FUND
QUANTSHARES U.S. MARKET NEUTRAL ANTI-BETA FUND
QUANTSHARES U.S. MARKET NEUTRAL SIZE FUND
QUANTSHARES EQUAL WEIGHTED HIGH MOMENTUM FACTOR FUND
QUANTSHARES EQUAL WEIGHTED LOW BETA FACTOR FUND
QUANTSHARES EQUAL WEIGHTED VALUE FACTOR FUND
QUANTSHARES HEDGED DIVIDEND INCOME FUND
O’SHARES FTSE U.S. QUALITY DIVIDEND ETF
O’SHARES FTSE EUROPE QUALITY DIVIDEND ETF
O’SHARES FTSE EUROPE QUALITY DIVIDEND HEDGED ETF
O’SHARES FTSE ASIA PACIFIC QUALITY DIVIDEND ETF
O’SHARES FTSE ASIA PACIFIC QUALITY DIVIDEND HEDGED ETF
AGF GLOBAL EQUITY FUND
AGF GLOBAL SUSTAINABLE GROWTH EQUITY FUND